FOR IMMEDIATE RELEASE

Familymeds

FAMILYMEDS ANNOUNCES RESULTS OF SPECIAL SHAREHOLDER MEETING

FARMINGTON, CT, March 30, 2007 -- Familymeds Group, Inc. (OTCBB: FMRX), a specialty pharmacy and medical specialty product provider, today announced that during the special meeting of shareholders held today, Friday March 30th in Farmington CT, the shareholders voted for the approval of each of the proposals as set forth in the proxy statement filed by the company with the Securities and Exchange Commission on March 12, 2007.

Shareholders voted to approve the sale of a majority of pharmacy assets to Walgreen Co. and Walgreen Eastern Co. Inc. Shareholders also voted to approve and adopt a plan of complete liquidation and dissolution of the Company and the transactions contemplated thereby pursuant to which the Company will be dissolved and liquidated.

About Familymeds Group, Inc.

Familymeds Group, Inc. is a pharmacy and medical specialty product provider formed by the merger on November 12, 2004 of DrugMax, Inc. and Familymeds Group, Inc. Familymeds works closely with doctors, patients, managed care providers, medical centers and employers to improve patient outcomes while delivering low cost and effective healthcare solutions. Familymeds operates 81 locations, including 7 franchised locations, in 13 states under the Familymeds Pharmacy and Arrow Pharmacy & Nutrition Center brand names; most of the locations in New England area operate under the Arrow Pharmacy brand. The Company also operates Worksite Pharmacy(SM), which provides solutions for major employer groups. The Company also operates Familymeds Medical Specialty a specialty pharmaceutical distribution business directly to physicians and other healthcare providers. The overall Familymeds business platform is designed to provide pharmaceutical services for the treatment of acute and complex health diseases including chronic medical conditions such as cancer, diabetes and pain management. More information can be found at http://www.familymedsgroup.com. The Company's online product offering can be found at http://www.familymeds.com.

Safe Harbor Provisions

Certain oral statements made by management from time to time and certain statements contained in press releases and periodic reports issued by Familymeds Group, Inc., including those contained herein, that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its directors or its officers about the Company and the industry in which it operates. Although Familymeds Group, Inc. believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. When used in this report, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions are generally intended to identify forward-looking statements. Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, management's ability to successfully implement its asset sale, liquidation and dissolution plans. Familymeds Group, Inc. disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Cindy Berenson, Familymeds Group, Inc.
860.676.1222 x138; berenson@familymeds.com

SOURCE Familymeds Group, Inc.

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